Exhibit 10.14

June 16, 2004

Mr. Steven H. Nelson

[ADDRESS]

Dear Steve:

Congratulations! We are pleased to confirm the terms and conditions of your promotion with Health Net, Inc (the “Company”). We are confident that you will continue to make a valuable contribution to the Company’s growth and development. Your signature will represent agreement with the following terms related to your employment (collectively, this “Agreement”), which shall be effective upon your acceptance of the terms of this Agreement:

1. Salary. You will be paid a monthly base salary of $29,166.66, less applicable withholdings, (payable on a bi-weekly basis) (“Base Salary”), which covers all hours worked. Generally, your base salary will be reviewed annually but the Company reserves the right to change your compensation from time-to-time.

2. Duties. Your job title will be Chief Operating Officer, Commercial and Government Programs and your position will be located in Shelton, Connecticut. Your primary responsibility will be for the productivity and success of a cross-functional team charged with maximizing integration and achieving forecasted Health Net Northeast business results, but you may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on your skills and the needs of the Company. You will report to Jeff Folick, EVP Regional Health Plans and Specialty Companies, but your reporting relationship may be changed from time-to-time at the discretion of the Company.

3. Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, without notice and consistent with the needs of the business. Generally, performance and compensation are reviewed on an annual basis.

4. Protection of Proprietary and Confidential Information. By signing this letter below, you agree that your employment creates a relationship of confidence and trust with the Company with respect to proprietary and confidential information of the Company learned by you during your employment.

Steven H. Nelson

June 16, 2004

(a) You agree not to directly or indirectly use or disclose any of the proprietary or confidential information of the Company or any of its affiliates at any time except in connection with the services you provide to such entities. “Proprietary and confidential information” shall mean trade secrets, confidential knowledge, data or any other proprietary or confidential information of the Company or any of its affiliates, but shall not include information previously published by the Company or other information generally in the public domain. By way of illustration but not limitation, “proprietary and/or confidential information” includes: (i) trade secrets, documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to any such entity’s business; (ii) confidential marketing information including without limitation marketing strategies, customer and client names and requirements, services, prices, margins and costs; (iii) confidential financial information; (iv) personnel information (including without limitation employee compensation); and (v) other confidential business information.

(b) You further agree that at all times during your employment and at all times after termination of your employment, you will keep in confidence and trust all proprietary and confidential information, and that you will not use or disclose any proprietary or confidential information or anything related to such information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company.

(c) All property, including, but not limited to, proprietary and confidential information, documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to proprietary or confidential information, provided to you by the Company or any of its affiliates or produced by you or others in connection with your providing services to the Company or any of its affiliates shall be and remain the sole property of the Company or its affiliates (as the case may be) and shall be returned promptly to such appropriate entity as and when requested by such entity. You shall return and deliver all such property upon termination of your employment, and you may not take any such property or any reproduction of such property upon such termination.

(d) You recognize that the Company and its affiliates have received and in the future will receive information from third parties which is private, proprietary or confidential information subject to a duty on such entity’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that during the term of your employment, and thereafter, you owe such entities and such third parties a duty to hold all such private, proprietary or confidential information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out your work for such entities consistent with such entities’ agreements with such third parties, and not to use it for the benefit of anyone other than for such entities or such third parties consistent with such entities’ agreements with such third parties.

(e) Your obligations under this section shall continue after the termination of your employment, and that any breach of this Section shall be a material breach of this Agreement.

Steven H. Nelson

June 16, 2004

5. Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity. You further represent and warrant that you do not have any relationship or commitment to any other person or entity that might be in direct conflict with your obligations to the Company under this offer, including but not limited to outside employment, sales broker relationships, investments or business activities. You further understand and agree that while employed by the Company you are expected to refrain from engaging in any outside activities that might be in direct conflict with the business interests of the Company.

6. Employee Benefits. You will continue to be eligible for various employee benefits if you meet the applicable participation requirements. These benefits include paid time off (“PTO”), holidays, group medical, dental, vision, term life, and short and long term disability insurance, and participation in the Company’s 401(k) plan, employee stock purchase plan and tuition reimbursement plan. You will be covered by workers’ compensation insurance and state disability insurance, as required by state law. Although the Company or its subsidiaries or affiliates may sponsor a benefit or plan for some employees, it is not required to do so for all employees, and may exclude certain employees now or in the future from one or more benefits or plans. The Company or its subsidiaries or affiliates may modify, terminate or amend any benefit or plan in its discretion, retroactively or prospectively, subject only to applicable law.

7. Stock Options. Within thirty (30) days of your promotion, you will be granted an option to purchase 20,000 shares of the Class A common stock of Health Net, Inc. Within six (6) months of your first grant, you will be granted an additional option to purchase 20,000 shares of Class A common stock of Health Net, Inc contingent upon your successful achievement of mutually agreed upon performance-based goals. All options granted to you will be granted under the applicable Health Net, Inc. Stock Option Plan, in accordance with and subject to each term of such plan and the Company’s form of option agreement as adopted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Company”). These options will have a ten-year term (subject to earlier termination as provided in the Stock Option Agreement or the Stock Option Plan) and will have an exercise price equal to the closing sales price of the Common Stock on the date of grant. The option will vest at the rate of 1/4th of the shares covered thereby on each of the first through fourth anniversaries of the grant date. As set forth in the applicable Stock Option Plans and in the Stock Option Agreement used by the Company, vesting of your options may be accelerated upon the consummation of certain “Change in Control” transactions (as defined in such documents) subject to the terms and conditions of such documents. Please note that the definition of “Change in Control” contained in these documents is different in various respects from the definition set forth in Section 11(d) below.

8. Annual Bonus. You will also be eligible to participate in the Health Net, Inc. Executive Incentive Plan (also known as the Management Incentive Plan (“MIP”)) in accordance with the terms of the MIP, which provides you with a target opportunity to earn up to

Steven H. Nelson

June 16, 2004

50% of your annual Base Salary, as additional compensation, according to the terms of the actual MIP plan documents. The bonus payment will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by the Company that must be achieved by you in order for you to be eligible to receive such payments for a given plan year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the MIP.

9. Additional Benefits. You will be reimbursed up to the amount of $2,500 per year for documented costs incurred for your personal financial counseling services. Your relocation will be covered under the applicable Relocation Benefit Guidelines currently in effect, a copy of which is attached. All relocation expenses not deductible under IRS regulations, except the miscellaneous spending allowance, will be “grossed up” for income tax purposes at the Supplemental Federal Tax rate and applicable State Tax liability. As part of your relocation benefit, the Company will provide you with temporary living arrangements for the period of June 2004 up to December 2004 or until you close on a house, whichever comes first. When you relocate to Connecticut, you will receive a $225,000 net housing differential to offset the housing costs between Arizona and Connecticut. This payment will be grossed-up for tax purposes by the Company. Should you leave prior to three (3) years from the date of the housing differential payment, you will be required to repay a pro-rata portion of the $225,000 housing differential amount to the Company. The pro-rata amount will be determined as follows: $225,000 divided by the number of months remaining of the 36 months.

10. Term of Employment. Your employment with the Company is “at-will,” which means that either you or the Company may terminate the employment relationship at any time, with or without notice and with or without Cause (as defined below). Upon termination of your employment for any reason, in addition to any other payments that may be payable to you hereunder, you (or your beneficiaries or estate) will be paid (in each case to the extent not theretofore paid) within thirty (30) days following your date of termination (or such shorter period that may be required by applicable law): your annual Base Salary through the date of termination, any compensation previously deferred by you (together with any interest and earnings therein), accrued but unused PTO, reimbursable expenses incurred by you prior to the termination date and any other compensatory plan, arrangement or program payment to which you may be entitled.

11. Severance Pay.

(a) If your employment is terminated by the Company without Cause (as defined below) at any time that is not within two (2) years after a Change in Control (as defined below) of Health Net, Inc., you will be entitled to receive, provided you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) a lump sum cash payment equal to twelve (12) months of your Base Salary in effect immediately prior to the date of your termination, (ii) the premium payments for continuation, under COBRA, of your medical, dental and vision benefits (as maintained for your benefit immediately prior to the date of your termination) for you and your dependents for a

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June 16, 2004

period of twelve (12) months, provided you properly elect to continue those benefits under COBRA. The lump sum payment referred to above will be paid within thirty (30) days following your termination of employment.

(b) If at any time within two (2) years after a Change in Control (as defined below) of Health Net, Inc. your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (as defined below) (by giving the Company at least fourteen (14) days prior written notice of the effective date of termination), then you will be entitled to receive, provided you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) a lump sum payment equal to twenty-four (24) months of your Base Salary in effect immediately prior to the date of your termination, and (ii) the continuation of your medical, dental and vision benefits for you and your dependents for six (6) months following your date of termination and (iii) after expiration of such six (6) months benefits continuation period, the premium payments for continuation, under COBRA, of your medical, dental and vision benefits (maintained for your benefit immediately prior to the date of your termination) for you and your dependents for a period of eighteen(18) months the premium payments for continuation, under COBRA, provided, however, that in the event the Company requests, in writing, prior to such voluntary termination by you for Good Reason that you continue in the employ of the Company for a period of time up to 90 days following such Change in Control, then you shall forfeit such severance allowance if you voluntarily leave the employ of the Company prior to the expiration of such period of time. In the event that your employment is voluntarily terminated by you at any time (except for Good Reason within two years after a Change in Control of Health Net, Inc.), then you shall not be eligible to receive any payments set forth in this Section 11). The lump sum payment will be paid within thirty (30) days following your termination of employment.

(c) For purposes of this Agreement the term Cause shall include, without limitation, (i) an act of dishonesty causing harm to the Company or any of its affiliates, (ii) the knowing unauthorized disclosure of confidential information relating to the business of the Company or any of its affiliates, (iii) habitual drunkenness or narcotic drug addiction, (iv) conviction of a felony or a misdemeanor involving moral turpitude, (v) willful refusal to perform or gross neglect of the duties assigned to you, (vi) the willful breach of any law that, directly or indirectly, affects the Company or any of its affiliates, (vii) a material breach by you following a Change in Control of those duties and responsibilities of yours that do not differ in any material respect from your duties and responsibilities during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or any of its affiliates and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (viii) breach of your obligations hereunder (or under any Company policy) to protect the proprietary and confidential information of the Company or any of its affiliates.

Steven H. Nelson

June 16, 2004

(d) For purposes of this Agreement Change in Control is defined as any of the following which occurs subsequent to the effective date of your employment:

(i) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than Health Net, Inc. or any of its subsidiaries, or any employee benefit plan sponsored by Health Net, Inc. or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Health Net, Inc. representing twenty percent (20%) or more of the combined voting power of the outstanding securities of Health Net, Inc. which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Health Net, Inc.’s securities) (the “Securities”);

(ii) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of Health Net, Inc. immediately prior to such transaction cease to constitute a majority of the Board of Directors of Health Net, Inc. (or any successor corporations) immediately after such transaction;

(iii) Health Net, Inc. is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of Health Net, Inc., as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction:

(iv) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of Health Net, Inc.;

(v) Health Net, Inc. transfers substantially all of its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc.; or

(vi) Health Net, Inc. enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc. and such management agreement extends hiring and firing authority over you to an individual or organization other than Health Net, Inc.

(e) For purposes of this Agreement the term Good Reason means any of the following which occurs subsequent to the effective date of your employment:

(i) A demotion or a substantial reduction in the scope of your position, duties, responsibilities or status with the Company, or any removal of you from or any failure to reelect you to any of the positions (or functional equivalent of such positions) referred to

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June 16, 2004

in the introductory para graphs hereof, except in connection with the termination of his/her employment for Disability (as defined below), normal retirement or Cause or by you voluntarily other than for Good Reason;

(ii) A reduction by the Company in your Base Salary or a material reduction in the benefits or perquisites available to you as in effect immediately prior to any such reduction;

(iii) A relocation of you to a work location more than fifty (50) miles from your work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for you based on your residence immediately prior to such relocation; or

(iv) The failure of the Company to obtain an assumption agreement from any successor contemplated under Section 17 of this Agreement.

12. Termination by the Company for Cause. The Company may terminate your employment for Cause at any time with or without notice. In the event of such termination, you will not be eligible to receive any of the payments set forth in Section 11(a) above.

13. Termination due to Death or Disability. In the event that your employment is terminated at any time due to death or Disability, you (or your beneficiaries or estate) shall be entitled, to (a) continuation of all medical and dental insurance for a period of twelve (12) months from the date of termination and (b) a lump sum payment equal to twelve (12) months of your Base Salary in effect immediately prior to the date of your termination, to be paid within thirty (30) days following your termination of employment, provided in the event of a termination due to Disability, you sign the Waiver and Release of Claims which is incorporated into this Agreement by reference as Exhibit A. For purposes of this Agreement, a termination for “Disability” shall mean a termination of your employment due to your absence from your duties with the Company on a full-time basis for at least 180 consecutive days as a result of your incapacity due to physical or mental illness.

14. Withholding. All payments required to be made by the Company hereunder to you or your estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

15. Potential Tax Consequences for “Parachute” Payments. The intent of this Section is to minimize excess parachute payments (thereby also minimizing your payment of the Excise Tax) without placing you in a worse overall after-tax position than if this Section did not exist. For purposes of this Section:

“Auditor” means the accounting firm that was, immediately prior to the change of Control, the Company’s independent auditor;

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June 16, 2004

“Code” means the Internal Revenue Code of 1986, as amended;

“Excise Tax” means the excise tax imposed by Section 4999 of the Code on people who receive excess parachute payments within the meaning of Section 280G(b) of the Code;

“Other Agreements” means all other plans, arrangements or agreements with (i) the Company, (ii) any person whose actions result in a Change of Control, or (iii) any person affiliated with the Company or such person;

“Severance Payments” means the cash payments and non-cash benefits payable to you pursuant to Section 11;

“Tax Counsel” means a tax counsel selected by the Auditor and reasonably acceptable to you; and

“Total Payments” means any payment or benefit you receive or are to receive in connection with a Change of Control or the termination of your employment (pursuant to this Agreement or any Other Agreement), including the Severance Payments.

All other meanings in this Section shall be interpreted consistent with the intent hereof and with Section 280(G) of the Code.

Notwithstanding any other provisions of this Agreement, if after reduction of Total Payments intended to minimize imposition of the Excise Tax pursuant to Other Agreements, Total Payments would still be subject (in whole or in part) to the Excise Tax, Severance Payments will be reduced to the extent necessary to eliminate such Excise Tax (subject to the limitation set forth below).

Any reduction described in the above paragraph will occur only if after giving effect to such reduction you receive Total Payments net of federal, state and local income taxes imposed on them equal to or greater than the amount of net Total Payments you would have received in the absence of such reduction (i.e. net of the Excise Tax and net of federal, state and local income taxes imposed on the unreduced amount).

Unless you elect to have the non-cash Severance Payments reduced or eliminated first, cash Severance Payments will be reduced (to zero if necessary) and then non-cash Severance Payments will be reduced or eliminated (if applicable).

In determining whether and to what extent the Total Payments will be subject to the Excise Tax, the following shall be excluded:

Any of the Total Payments which you waive the right to receive so that they do not constitute a payment to you under Code Section 280(G)(b);

Any of the Total Payments which, in the opinion of Tax Counsel, do not constitute a parachute payment within the meaning of Section 280(G)(b)(2) of the Code; and

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June 16, 2004

Any of the Total Payments which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered before the Change of Control in excess of the applicable base amount.

The Auditor shall determine the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

When such payments are made, the Company will provide you with a written statement explaining the manner in which such payments were calculated and the basis for such calculations including any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (attaching any such written opinions or advice to the statement).

16. Non-Competition.

(a) You hereby agree that, during (i) the six-month period following a termination of your employment with the Company that entitles you to receive severance benefits under this Agreement or another written agreement with or policy of the Company or (ii) the twelve-month period following a termination of your employment with the Company that does not entitle you to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Noncompetition Period”), you shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), in any geographic area in which the Company or any of its affiliates operate, where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon you to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company. For purposes of this Section, “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.

(b) In addition, you agree that, during the applicable Noncompetition Period following termination of employment with the Company, you shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its affiliates at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his/her relationship with the Company or any of its affiliates or to accept employment by, or enter into a business relationship with, you or any other entity or person.

(c) It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

Steven H. Nelson

June 16, 2004

(d) You also acknowledge that the services to be rendered by you to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company or any of its affiliates, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by you of any of the provisions contained in this Section will cause the Company or any of its affiliates irreparable injury. You therefore agree that the Company may be entitled, in addition to the remedies set forth above in this Section and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

17. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to you (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle you to compensation and other benefits from the Company in the same amount and on the same terms as you would be entitled hereunder if your employment were terminated without Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of termination.

(c) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

18. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected and the parties shall use their best efforts to find an alternative way to achieve the same result.

Steven H. Nelson

June 16, 2004

19. Integrated Agreement. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the President of Health Net, Inc.

20. Waiver. No waiver of any default hereunder shall operate as a waiver of any subsequent default. Failure by either party to enforce any of the terms or conditions of this Agreement, for any length of time or from time to time shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

21. Notices. All notices and communications required or permitted hereunder shall be in writing and shall be deemed given (a) if delivered personally, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Health Net, Inc.
21650 Oxnard Street
Woodland Hills, CA 91367

If to the Employee:	Mr. Steven H. Nelson
[ADDRESS]

22. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

23. Survival and Enforcement. Sections 4 and 16 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or your employment. The parties agree that the Company would be damaged irreparably in the event any provision of Sections 4 or 16 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

Steven H. Nelson

June 16, 2004

24. Acknowledgement. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your attorney, have had sufficient time to and have carefully read and fully understood all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement. You further acknowledge that you are obligated to become familiar with and comply at all times with all Company policies.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this Agreement and return it to me. The other copy is for your records. If there is any matter in this Agreement that you wish to discuss further, please do not hesitate to contact to me.

Sincerely,

/s/ Karin D. Mayhew
Karin D. Mayhew
SVP, Organization Effectiveness

cc:	Jeff Folick
Amy Moquet
Debbie Francis

I agree to the terms of employment set forth in this letter.

/s/ Steven H. Nelson
Employee:	Steven H. Nelson

Date: June 21, 2004